Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Pasithea Therapeutics Corp. on Form S-3 of our report dated March 30, 2023, with respect to our audits of the consolidated financial statements of Pasithea Therapeutics Corp. as of December 31, 2022 and 2021 and for the years then ended, appearing in the Annual Report on Form 10-K of Pasithea Therapeutics Corp. for the year ended December 31, 2022.  We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New Haven, CT

March 30, 2023